Exhibit 99(d)

[W&C letterhead]

FFB:MAB	31 July 2009

Deutsche Bank Trust Company Americas,

        as Depositary under the Deposit Agreement

        referred to below

60 Wall Street

New York, NY 10005

United States

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) relating to American Depositary Shares (as defined in the Deposit Agreement to be entered into by and among CDC Software Corporation, the Depositary and the Holders and Beneficial Owners referred to therein (the “Deposit Agreement”)) evidenced by American Depositary Receipts (as defined in the Deposit Agreement), each American Depositary Receipt/Receipt representing one class A ordinary share of CDC Software Corporation (the “Company”), each with a par value of $0.001. Terms used herein and defined in the Deposit Agreement are used herein as so defined.

In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands and (iv) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the American Depositary Shares covered by the Registration Statement, when evidenced by American Depositary Receipts that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those American Depositary Receipts.

Deutsche Bank Trust Company Americas, as Depositary

31 July 2009

The foregoing opinion is limited to the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ White & Case

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